As filed with the Securities and Exchange Commission on July 1, 2020

Registration Statement File No. 333-231370

Registration Statement File No. 333-219380

Registration Statement File No. 333-205084

Registration Statement File No. 333-192185

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The ODP Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-1457062
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

6600 North Military Trail

Boca Raton, FL 33496

(Address of Principal Executive Offices) (Zip Code)

Office Depot, Inc. 2019 Long-Term Incentive Plan

Office Depot, Inc. 2017 Long-Term Incentive Plan

Office Depot, Inc. 2015 Long-Term Incentive Plan

2003 OfficeMax Incentive and Performance Plan

2003 Director Stock Compensation Plan

Director Stock Compensation Plan

(Full Title of the Plans)

N. David Bleisch

Executive Vice President, Chief Legal & Administrative Officer

The ODP Corporation

6600 North Military Trail

Boca Raton, FL 33496

(561) 438-4800

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

Explanatory Note

These Post-Effective Amendments No. 1 (the “Amendments”) are being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to notify the Securities and Exchange Commission (the “SEC”) that effective as of June 30, 2020, Office Depot, Inc., a Delaware corporation (the “Predecessor Registrant”), merged (the “Merger”) with and into Office Depot, LLC, a Delaware limited liability company (“OD LLC”) and an indirect wholly-owned subsidiary of The ODP Corporation, a Delaware corporation (the “Successor Registrant”), pursuant to which the Predecessor Registrant became an indirect wholly-owned subsidiary of the Successor Registrant, in accordance with the Agreement and Plan of Merger, dated June 30, 2020 among the Predecessor Registrant, the Successor Registrant, OD LLC and ODP Investment, LLC, a Delaware limited liability company. For the purposes of these Amendments and the Registration Statements (as defined below), (i) as of any time prior to the effective time of the Merger, references to the “Company,” “we,” “us,” “our” and similar terms mean the Predecessor Registrant and references to “Common Stock” mean the Common Stock, par value $0.01 per share, of the Predecessor Registrant and (ii) as of the effective time of the Merger and thereafter, references to the “Company,” “we,” “us,” “our” and similar terms mean the Successor Registrant and references to “Common Stock” mean the Common Stock, par value $0.01 per share, of the Successor Registrant. These Amendments do not reflect any increase in the number of shares issuable pursuant to the Company’s equity compensation plans.

On June 30, 2020, prior to the effective time of the Merger, the Company implemented a reverse stock split of the outstanding shares of Common Stock at a reverse stock split ratio of 1-for-10 and a corresponding reduction in the number of authorized shares of Common Stock from 800,000,000 to 80,000,000 (the “Reverse Stock Split”). In connection with the Reverse Stock Split, the number of shares of Common Stock available for future grant under the Office Depot, Inc. 2019 Long-Term Incentive Plan, the Office Depot, Inc. 2017 Long-Term Incentive Plan, the Office Depot, Inc. 2015 Long-Term Incentive Plan, the 2003 OfficeMax Incentive and Performance Plan, the 2003 Director Stock Compensation Plan and the Director Stock Compensation Plan (collectively, the “Stock Incentive Plans”), the number of shares of Common Stock underlying each outstanding equity-based award agreement and/or similar agreement entered into pursuant to the Stock Incentive Plans and each outstanding award granted thereunder (collectively, the “Equity Awards”), the exercise price per share of Common Stock subject to Equity Awards that are stock options and other terms of outstanding Equity Awards were equitably adjusted at the effective time of the Reverse Stock Split to reflect the effects of the Reverse Stock Split. Accordingly, the number of shares of Common Stock covered by the Registration Statements as reflected below has been proportionately reduced.

These Amendments relate to the following Registration Statements of the Predecessor Registrant on Form S-8 (collectively, the “Registration Statements”) filed by the Predecessor Registrant with the SEC:

•

Registration Statement on Form S-8 (File No. 333-231370), filed with the SEC on May 10, 2019, registering 3,400,000 (as adjusted to reflect the Reverse Stock Split) shares of Common Stock issuable under the Office Depot, Inc. 2019 Long-Term Incentive Plan;

•

Registration Statement on Form S-8 (File No. 333-219380), filed with the SEC on July 20, 2017, registering 3,600,000 (as adjusted to reflect the Reverse Stock Split) shares of Common Stock issuable under the Office Depot, Inc. 2017 Long-Term Incentive Plan;

•

Registration Statement on Form S-8 (File No. 333-205084), filed with the SEC on June 19, 2015, registering 4,700,000 (as adjusted to reflect the Reverse Stock Split) shares of Common Stock issuable under the Office Depot, Inc. 2015 Long-Term Incentive Plan; and

•

Registration Statement on Form S-8 (File No. 333-192185), filed with the SEC on November 8, 2013, registering 4,765,261 (as adjusted to reflect the Reverse Stock Split) shares of Common Stock issuable under the 2003 OfficeMax Incentive and Performance Plan, the 2003 Director Stock Compensation Plan and the Director Stock Compensation Plan.

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Successor Registrant hereby expressly adopts the Registration Statements as its own registration statements except as amended by these Amendments, for all purposes of the Securities Act and under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of these Amendments is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the plans as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC either as part of these Amendments or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the SEC by the Company are hereby incorporated herein by reference:

(a)	Annual Report on Form 10-K of the Company for the year ended December 28, 2019;

(b)	Quarterly Report on Form 10-Q of the Company for the quarter ended March 28, 2020;

(c)

Current Reports on Form 8-K of the Company filed on January  10, 2020, February 6, 2020 (as amended by the Form 8-K/A filed on May  13, 2020), February  20, 2020, March  4, 2020, March  31, 2020, April  20, 2020, May  6, 2020, May  13, 2020, May  14, 2020, June  18, 2020, June  26, 2020 and July 1, 2020; and

(d)

the description of the Company’s securities registered under Section 12 of the Exchange Act contained in Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on July 1, 2020, which updates the description of the Company’s Common Stock contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December  28, 2019, the description of the Company’s preferred share purchase rights contained in the Company’s Registration Statement on Form 8-A filed with the SEC on May  6, 2020 and in the Company’s Current Report on Form 8-K filed with the SEC on May  6, 2020, and any amendment or any report subsequently filed for the purpose of updating such descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “DGCL”). Under Section 145 of the DGCL, each director and officer of the Company may be indemnified by the Company against all expenses and liabilities (including attorney’s fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer of the Company if such director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to the Company unless a court determines otherwise.

The Company’s Amended and Restated Bylaws provide for indemnification of the Company’s directors and officers, to the fullest extent permitted by the DGCL, for all expenses, liability and loss (including amounts paid in settlement) incurred in defending actions brought against them arising out of the performance of their duties. In addition, the Company may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Company or is serving or has served in such capacity for another business organization or entity at the Company’s request, against any liability asserted against such person and incurred in such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article VII of the Company’s Amended and Restated Bylaws.

The Company’s Amended and Restated Certificate of Incorporation contains a provision that eliminates, to the fullest extent permitted by the DGCL, the liability of each director of the Company to the Company and its stockholders for monetary damages for breaches of fiduciary duty. This provision does not affect the director’s liability for monetary damages for breaches of the duty of loyalty, actions or omissions not in good faith, knowing violation of law or intentional misconduct, willful or negligent conduct in approving an unlawful dividend, stock repurchase or redemption or obtaining any impersonal benefit.

The foregoing indemnity and insurance provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

The Company has obtained liability insurance policies under which the Company’s directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of certain actions, suits or proceedings, and certain liabilities which might be imposed as a result of certain actions, suits or proceedings, arising out of the performance of their duties.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

The exhibits included as part of these Amendments are as follows:

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of The ODP Corporation (Incorporated by reference from Exhibit 3.1 to The ODP Corporation’s Current Report on Form 8-K filed with the SEC on July 1, 2020)

4.2	Amended and Restated Bylaws of The ODP Corporation (Incorporated by reference from Exhibit 3.2 to The ODP Corporation’s Current Report on Form 8-K filed with the SEC on July 1, 2020)

4.3	Amended and Restated Rights Agreement, dated July 1, 2020, among The ODP Corporation, Computershare Inc., as Rights Agent, and solely with respect to Section 37 thereof, Office Depot, LLC (Incorporated by reference from Exhibit 4.1 to The ODP Corporation’s Current Report on Form 8-K filed with the SEC on July 1, 2020)

4.4	Certificate of Designations of Series A Junior Participating Preferred Stock of The ODP Corporation (Incorporated by reference to Exhibit 3.3 to The ODP Corporation’s Current Report on Form 8-K filed with the SEC on July 1, 2020)

99.1	Office Depot, Inc. 2019 Long-Term Incentive Plan (Incorporated by reference from Annex 1 of Office Depot, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 20, 2019)

99.2	Office Depot, Inc. 2017 Long-Term Incentive Plan (Incorporated by reference from Exhibit 99.1 of Office Depot, Inc.’s Registration Statement on Form S-8, filed with the SEC on July 20, 2017)

99.3	Office Depot, Inc. 2015 Long-Term Incentive Plan (Incorporated by reference from Exhibit 99.1 of Office Depot, Inc.’s Registration Statement on Form S-8, filed with the SEC on June 19, 2015)

99.4	2003 OfficeMax Incentive and Performance Plan (amended and restated effective as of April 29, 2013) (Incorporated by reference from Appendix A to the Definitive Proxy Statement of OfficeMax filed with the SEC on March 19, 2013)

99.5	Amendment to the 2003 OfficeMax Incentive and Performance Plan dated November 6, 2013 (Incorporated by reference from Exhibit 99.2 of Office Depot, Inc.’s Registration Statement on Form S-8, filed with the SEC on November 8, 2013)

99.6	2003 Director Stock Compensation Plan (Incorporated by reference from Exhibit 10.26 to the Annual Report on Form 10-K of OfficeMax for the year ended December 31, 2003 filed with the SEC on March 2, 2004)

99.7	Director Stock Compensation Plan (Incorporated by reference from Exhibit 10.17 to the Annual Report on Form 10-K of OfficeMax for the year ended December 31, 2003 filed with the SEC on March 2, 2004)

99.8	Amendment to the OfficeMax 2003 Director Stock Compensation Plan and the OfficeMax Director Stock Compensation Plan dated November 6, 2013 (Incorporated by reference from Exhibit 99.5 of Office Depot, Inc.’s Registration Statement on Form S-8, filed with the SEC on November 8, 2013)

99.9	Assignment and Assumption Agreement, dated as of June 30, 2020, by and between The ODP Corporation and Office Depot, LLC (Incorporated by reference to Exhibit 10.1 to The ODP Corporation’s Current Report on Form 8-K filed with the SEC on July 1, 2020)

5.1	Opinion of Counsel to Registrant

23.1	Consent of Counsel to Registrant (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm

24.1	Power of Attorney

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on July 1, 2020.

THE ODP CORPORATION
(Registrant)

By:	/s/ N. David Bleisch
Name:	N. David Bleisch
Title:	EVP, Chief Legal & Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on July 1, 2020.

/s/ Gerry P. Smith Gerry P. Smith	Director and Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)

/s/ Richard A. Haas Richard A. Haas	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Joseph S. Vassalluzzo* Joseph S. Vassalluzzo	Chairman of the Board

/s/ Quincy L. Allen* Quincy L. Allen	Director

/s/ Kristin A. Campbell* Kristin A. Campbell	Director

/s/ Cynthia T. Jamison* Cynthia T. Jamison	Director

/s/ Francesca Ruiz de Luzuriaga* Francesca Ruiz de Luzuriaga	Director

/s/ Shashank Samant* Shashank Samant	Director

/s/ David M. Szymanski* David M. Szymanski	Director

*By:	/s/ N. David Bleisch
N. David Bleisch
(Attorney-in-Fact)